CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-269337 on Form S-3 of our report dated March 30, 2023, relating to the consolidated financial statements of Altus Power, Inc. (“Altus”) appearing in the Annual Report on Form 10-K of Altus for the year ended December 31, 2022.
/s/ Deloitte & Touche LLP
Stamford, CT
March 30, 2023